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                                                                   Exhibit 10.13

                                                                 January 1, 2000





Mr. George T. Haymaker, Jr.
President and Chief Executive Officer
Kaiser Aluminum Corporation
5847 San Felipe, Suite 2600
Houston, Texas 77057

         RE:      DIRECTOR AND NON-EXECUTIVE CHAIRMAN AGREEMENT

Dear George:

         Reference is hereby made to the oral agreement that in October, 1999 was entered into by and between the Boards of Directors (the "Boards") of Kaiser Aluminum Corporation ("KAC"), Kaiser Aluminum & Chemical Corporation ("KACC") and you regarding the terms and conditions upon which you are to serve as a Director and non-executive Chairman of the Boards for the period commencing immediately after your retirement from employment by KACC in December, 1999, and ending on the date of the annual meeting of shareholders of KAC in May, 2001. The purpose of this letter agreement is to set forth and memorialize the terms and conditions of our oral agreement. The terms and conditions of our agreement are set forth below.

         1. The Boards hereby engage you and you hereby agree to perform services as a Director and non-executive Chairman of the Boards of KAC and KACC.

         2. In addition to your duties as a Director of the Boards, you shall devote up to forty (40) hours each calendar month to the affairs of KAC and KACC as directed by the Chief Executive Officer (or acting Chief Executive Officer) of KAC and KACC, with particular focus on assisting with implementation of strategic plans that have been developed (or will be developed) for KAC and KACC.

         3. The term of this letter agreement shall commence on the date immediately after the date of your retirement from employment by KACC in December, 1999, and will expire on the date of the annual meeting of shareholders of KAC in May, 2001, unless earlier terminated by (i) your death or disability (as defined in KAC's Long Term Disability Plan that covers executives and directors of KAC), (ii) for cause (as defined below) or (iii) the mutual agreement of the parties hereto. For purposes of this letter agreement, the term "cause" shall mean:

                  (i) Your conviction for, or plea of nolo contendere to, a felony; or

                  (ii) Your commission of an act involving fraud or intentional dishonesty, which act is intended to result in substantial personal enrichment at the expense of KAC or any of its subsidiaries; or

                  (iii) Your material breach of any material provision of this letter agreement which remains uncorrected for 30 days after written notice from the Boards or the Chief Executive Officer and an opportunity to correct; or

                  (iv) Your knowing and willful misconduct in the performance of your duties, which continues for 30 days after written notice from the Board or the Chief Executive Officer and which results in material injury to the reputation, business or operation of KAC or any of its subsidiaries.

         The existence of "cause" shall be determined by an affirmative vote of not less than two-thirds of the members of each of the Boards. If the requisite affirmative vote by two-thirds of the members of each of the Boards is not obtained, this letter agreement may not be terminated for cause.

         4. Your base compensation for services as a Director and non-executive Chairman of both Boards shall be at a rate of $250,000 for a full twelve consecutive month year, which shall include an amount of $40,000 per year representing base Director's fees, which may be deferred as described in paragraph 5, and any amounts due for performance on any Committees of the Boards, including the Executive Committee. Absent any deferrals as described in paragraph 5, base compensation shall be paid in cash in quarterly increments of $62,500 during the first month following the completion of the quarter in which fees were earned. Notwithstanding the immediately preceding sentence, but subject to the following provisions of paragraph 5, with respect to the final quarter of the term of this letter agreement in which this letter


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                  agreement shall expire or terminate, the parties hereby
                  expressly agree that you shall be entitled to a pro rata portion of the $62,500 quarterly increment determined by multiplying such amount by a fraction, the numerator of which shall be the number of hours in which you performed services hereunder and the denominator shall be 120 hours. You shall be solely liable and responsible for complying with all laws, rules and regulations regarding timely payment of applicable taxes including, without limitation, federal and state income, self-employment and/or disability taxes that may apply to such compensation.

         5. Some or all of the following amounts attributable to your fees as a Director may be deferred at your option into a "phantom stock" and/or interest-bearing account to the same extent as other Directors of KAC and KACC are permitted an election to do so. Your deferral rights hereunder pertain to the $10,000 in quarterly payments of Director's fees as shall be due in cash following the relevant calendar quarter for required services rendered for an entire calendar quarter. Notwithstanding the immediately preceding sentence, with respect to the final quarter of the term of this letter agreement in which this letter agreement shall expire or terminate, the parties agree that you shall be entitled to a pro rata portion of the $10,000 quarterly Director's fees determined by the portion of the quarter in which you serve as a Director.

         6. You will be paid incentive compensation with a target amount of $50,000 upon KAC's achievement of such benchmark or benchmarks as shall be determined in the discretion of the Board. Any such incentive compensation for the year 2000 shall be paid in cash in the first calendar quarter of 2001. Any such incentive compensation for 2001 shall be paid in cash in the third quarter of 2001. Notwithstanding the immediately preceding sentence, the parties agree that any such incentive compensation for a year in which this letter agreement shall expire or terminate shall be determined by multiplying the full amount of incentive compensation for the year by a fraction, the numerator of which is the number of hours in which you performed services hereunder and the denominator of which shall be 480 hours. You shall be solely liable and responsible for complying with all laws, rules and regulations regarding timely payment of applicable taxes including, without limitation, federal and state income, self-employment and/or disability taxes that may apply to any such incentive compensation payment or payments.

         7. In order to further assure that your interests are aligned with those of KAC's and KACC's stockholders, and in order to ensure that your right to exercise the options described below is not adversely affected by your agreement to serve as non-executive Chairman of the Board, the following stock option agreements are hereby amended as set forth below.

                  a. Each of the agreement evidencing an option grant made as of May 18, 1993 and dated August 1993 pursuant to which you were granted an option to purchase 100,000 shares of common stock of KAC under the Kaiser 1993 Omnibus Stock Incentive Plan (the "1993 Plan") and the agreement evidencing an option grant made as of December 21, 1994 and dated April 1995 pursuant to which you were granted an option to purchase 26,700 shares of common stock of KAC under the 1993 Plan, is amended by providing at the end of the fifth paragraph thereof the following sentence:

                                    Solely for purposes of this letter
                                    agreement, your employment shall not be
                                    deemed to have terminated during any period of time you serve as the salaried Chairman of the Board of Directors of the Company, whether or not you serve as an officer of the Company or hold any other position with the Company.

                  b. Each of the agreement effective as of January 1, 1998 pursuant to which you were granted an option to purchase 283,000 shares of KAC common stock under the Kaiser 1997 Omnibus Stock Incentive Plan (the "1997 Plan") and the agreement effective as of January 1, 1998 pursuant to which you were granted an option to purchase 386,000 shares of KAC common stock under the 1997 Plan, is amended by amending the introductory sentence of Paragraph 6 thereof to read in its entirety as follows:

                                            6. Termination of Optionee's
                                    Employment. Termination of Optionee's
                                    employment with KAC or any Subsidiary (as defined in Attachment A), and any branch, unit or division of KAC or any Subsidiary


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                                    (the "KAC Group") ("Employment") prior to
                                    March 1, 2001 shall affect Optionee's rights under the Stock Option as provided in this
                                    Section 6. Solely for purposes of this Stock
                                    Option Grant (including Section 4 hereof),
                                    Optionee's Employment shall be deemed to have been terminated on the later of the date: (i) Optionee no longer serves as a regular full-time salaried employee of any member of the KAC Group; and (ii) Optionee no longer serves as the salaried Chairman of the Board of Directors of the Company.

         8. The relationship between the parties shall be that of independent contracting parties and shall not constitute or be deemed for any purpose to be that of employer and employee. The Boards and KAC and KACC expressly acknowledge and agree that neither shall have the right to direct you with respect to the means or manner in which you fulfill your obligations and responsibilities under this letter agreement. The Boards and KAC and KACC are solely interested in the results obtained by you in connection with your performance of services required hereunder.

         9. The parties hereby agree that the following provisions shall generally govern this letter agreement.

                  a. The compensation to which you may be entitled hereunder shall not be subject to your debts or other obligations and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, or other legal or equitable process.

                  b. This letter agreement shall not be construed to confer upon you any right to receive any, or any particular rate of, base or incentive compensation for services rendered hereunder (other than the base and incentive compensation payable under this letter agreement).

                  c. This letter agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof. Accordingly, this letter agreement supersedes any and all other agreements, contracts, plans or other arrangements by, between, among or involving you and KAC and KACC whereunder you are to serve as a Director and non-executive Chairman of KAC and KACC.

                  d. This letter agreement may not be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

                  e. This letter agreement may not be terminated prior to expiration of the specified term except as otherwise provided in Paragraph 3 hereof.

                  f. This letter agreement shall be binding upon, and shall inure to the benefit of, KAC and its successors and assigns, KACC and its successors and assigns, and you and your heirs, executors, administrators and personal representatives.

                  g. No term or condition of this letter agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this letter agreement, except by written instrument of the party charged with such waiver or estoppel. Any waiver by either party hereto of a breach of any provision of this letter agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach thereof.

                  h. In the event that any provision of this letter agreement is declared invalid and not binding on the parties hereto in a final decree or order issued by a court of competent jurisdiction, such declaration shall not affect the validity of the other provisions of this letter agreement to which such declaration of invalidity does not relate and such other provisions shall remain in full force and effect.

                  i. Any notice required or permitted to be given under this letter agreement shall be sufficient if in writing and hand-delivered with appropriate proof of same, or sent by registered or certified mail, return receipt requested, to the affected party or other person or entity at the address last furnished by such party, person or entity. Such notice shall be deemed given as of the date of delivery or, if


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                           delivery is made by mail, as of the date shown on the
                           postmark on the receipt for registration or certification.

                  j. This letter agreement shall be governed and construed in accordance with the laws of the state of Texas, without regard to principles of choice of law.

         If the foregoing accurately sets forth your understanding of our agreement on the matters set forth herein, please indicate acceptance of this letter agreement by signing this letter agreement in the space indicated below.


                                          Very truly yours,

                                          KAISER ALUMINUM CORPORATION



                                          By:  /S/ RAYMOND J. MILCHOVICH
                                          Printed Name:  Raymond J. Milchovich
                                          Title:  President, CEO and COO


                                          KAISER ALUMINUM & CHEMICAL
                                          CORPORATION



                                          By:  /S/ RAYMOND J. MILCHOVICH
                                          Printed Name:  Raymond J. Milchovich
                                          Title:  President, CEO and COO


         Accepted and Agreed to as of the 22nd day of January, 2000.


                                               /S/ GEORGE T. HAYMAKER, JR.
                                          Printed Name:  George T. Haymaker, Jr.
                                          Title:  Chairman of the Board